Exhibit 99.1
FOR IMMEDIATE RELEASE

Company Contact:	IR Agency Contact:
Bob Durstenfeld	Moriah Shilton
408-952-8402	415-433-3777
bdurstenfeld@raesystems.com	mshilton@lhai.com
RAE Systems Enters into a Joint Venture to Address the
Coal Mine Safety Market in China
San Jose, Calif. — December 14, 2006 — RAE Systems Inc. (AMEX: RAE), a leading global provider of rapidly deployable sensor networks that enable customers to identify safety and security threats in real time, today announced it has entered into a joint venture with Liaoning Coal Industry Group Co., Ltd., for the purposes of engaging in the manufacturing and sales of safety equipment for the coal industry. The joint venture company, RAE Coal Mine Safety Instruments (Fushun) Co., Ltd., will be owned 70 percent by RAE Systems and 30 percent by the Liaoning Group.
“China is expected to rely on coal for at least half of its energy resources over the next 50 years, and as part of its master plan, the Chinese central government has set aside funds to improve coal mining safety,” said Robert Chen, president and CEO of RAE Systems. “Our joint venture with the Liaoning Group will enable RAE Systems to leverage its existing resources to accelerate its growth in the China mine safety market.”
According to the China Administration of Work Safety and the “China Labour Bulletin,” China has more than three million people employed in the coal mining industry and has the highest per capita coal mine accident rate in the world. The company believes that many of these accidents can be prevented with the proper use of safety equipment and adherence to safety regulations. This new joint venture will position RAE Systems to be as a leader in the coal mine and industrial safety market in China. The joint venture will manufacture and sell mine safety certified products including: fixed gas detection monitors, portable toxic and explosive gas detectors, lighting systems and respiratory protection equipment.
About RAE Systems
RAE Systems is a leading global developer and manufacturer of rapidly deployable, multi-sensor chemical detection monitors and video networks for homeland security and industrial applications. In addition, RAE Systems offers a full line of portable single-sensor chemical, radiation detection products as well as fixed and mobile digital video recorders. RAE Systems’ products enable the military and first responders such as firefighters, law enforcement and other emergency management personnel to detect and provide early warning of weapons of mass destruction, radiation, toxic industrial chemicals, volatile organic compounds and petrochemicals. RAE Systems’ products are used by many U.S. government agencies, including the Department of Homeland Security, the Department of Justice, and the Department of State, as well as all branches of the U.S. military, and by numerous city and state agencies. Our end users also include many of the world’s leading corporations in the airline, automotive, computer and oil industries. Our products are used in civilian and government atmospheric monitoring programs in over 65 countries. For more information about RAE Systems, please visit www.RAESystems.com
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